Exhibit 99.3

Employee FAQs

1.	What did Rowan announce?

Rowan announced that its Board of Directors has unanimously approved a plan to change the Company’s corporate structure, further strengthening the Company’s long-term competitive position as a global contract driller. Under the proposed plan the Company’s legal domicile would change from Delaware to the U.K., where the Company already has substantial and growing operations.

2.	Why are we making this change?

The offshore drilling industry is now a global business and we have been adapting to increase our long-term competitiveness and flexibility to better serve our important markets. This change simply formalizes what we have already done and must continue to do to remain competitive for the long term. This plan reflects our strong and growing presence in the U.K., which is a much more efficient location from which to reach and communicate with our rigs, 74% of which are located outside of the United States, and customers all over the world. Longer term, it also enables us to be competitive with the global tax rates of our peers, most of which have already changed domiciles or were domiciled outside the U.S.

3.	Will the company cut any jobs?

No. This action will have no effect on employees’ jobs, wages, or current benefits, in the U.S. or globally. As you are already aware, we are in growth mode and will be hiring more than 600 employees over the next few years to support our deepwater operations and to replace those jack-up employees who move to our deepwater operations. This transaction, , by making the Company more competitive and enhancing its ability to reinvest in its business, should lead to even further growth and job creation in both the U.S. and globally over the long term.

4.	Will this affect my pay in any way? Will my benefits be affected?

No. Your salary and current benefits will not be affected.

5.	Will anything change for U.K. employees?

No. We will be holding additional management and Board meetings at our U.K. facilities, but nothing else will change.

6.	Are we going to change the way that we staff our rigs?

No. This will not result in any changes in the way that rigs are staffed.

7.	I own stock in the company. How will this affect me?

Any shares that you own will be converted to shares of the new U.K. Company. These shares will continue to trade on the New York Stock Exchange.

8.	Is the exchange a taxable event for shareholders?

You are urged to consult your personal tax advisor. We can tell you that under current law, and as a general matter, shareholders, including employees who still own vested stock granted by the Company, must pay capital gains tax on any appreciation in value. So, for example, if at the time you acquired your shares they were valued at $30 per share, and at the time of the exchange they are valued at $38 per share, you will pay capital gains tax on the amount of appreciation – in this case $8 per share. Please note that under current law, after paying capital gains taxes on the appreciation, your cost basis will be increased, possibly reducing future taxes on the sale of the stock.

Shareholders will not be permitted to recognize any losses realized on their Rowan shares in the conversion. Shareholders who acquired their stock at a value that is higher than the value of those shares at the time of the exchange should retain their historic tax basis in those shares. Thus, subject to any changes in the value of the shares, any loss should be preserved. If a shareholder holds shares on which gains are realized and other shares on which losses are realized, the shareholder may not net the losses against the gains to determine the amount of gain recognized.

Importantly, you will not be subject to tax with respect to any shares you hold in the Company’s 401(k) plan.

Rowan is not able to provide tax advice to its employees or shareholders. We urge you to consult your own tax advisor regarding the particular tax considerations of the exchange to you.

9.	I have grants under Rowan’s equity based incentive compensation plans? How will this affect me?

Your grants remain outstanding and subject to the same terms and vesting/exercise schedules. However, the grants will now relate to shares of the new U.K. Company, instead of common stock of the Delaware Company. We will get you more information closer to the time of the actual transaction.

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This communication relates to a proposed plan to change the Company’s corporate structure through a merger. Rowan UK has filed with the SEC a registration statement on Form S-4, which contains a preliminary proxy statement/prospectus in connection with the proposed merger, and each of Rowan and Rowan UK will be filing other relevant materials with the SEC in connection with the transaction. Once the registration statement is declared effective by the SEC, Rowan will mail to its stockholders a definitive proxy statement/prospectus regarding the proposed change in corporate structure and related transactions. The Company urges stockholders and investors to read carefully the proxy statement/prospectus (and any other document that the Company or Rowan UK – including participants in its equity-based incentive compensation plans—subsequently files with the SEC) before making any voting or investment decision about the proposed merger, because they contain important information about the Company, Rowan UK and the proposed merger and related transactions. Stockholders and investors may obtain these documents, as well as other filings containing information about Rowan and Rowan UK, for free at the SEC’s website, www.sec.gov, and Rowan’s website, www.rowancompanies.com, under the “Investor Relations” heading by accessing the “SEC filings” link.

Rowan, Rowan UK and their directors and executive officers and certain other members of management and employees, as well as Innisfree M&A Incorporated (Rowan’s proxy solicitor), may be deemed to be participants in the solicitation of proxies in respect of the proposed change in corporate structure. Information about the directors and executive officers of the Company and their ownership in Rowan is included in the registration statement filed with the SEC and the documents and information incorporated by reference therein. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. You can obtain free copies of the documents by accessing the SEC’s and Rowan’s website as described above.

This communication contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the proposed change in corporate structure as well as statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations, including changes in tax laws, whether our stockholders approve the merger (and related transactions) and whether we achieve the benefits we expect from the proposed change in our corporate structure. Other relevant factors have been and will be disclosed in the Company’s filings with the SEC.